Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Central Valley Community Bancorp of our report dated March 29, 2017, related to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Central Valley Community Bancorp for the year ended December 31, 2016 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sacramento, California
June 12, 2017